Exhibit 99





Dear First South Shareholders,

     The past few months have been interesting to say the least. The enormous amount of attention concerning "sub-prime" mortgage lending and its impact to our economy has consumed much of the financial market's focus. The negative sentiment created by this issue has put all financial institutions in the same light and the market price of virtually all financial stocks have declined. Few sectors have been hit harder than community bank stocks. Your bank has been no exception to this phenomenon. Though our market value has been depressed, the value of your bank continues to grow. Many community banks with earnings per share, on an annualized basis, consider $1.00 satisfactory. Your bank through September 30, 2007 performed at $1.17 earnings per share with three months of earnings left in the year.

     It is important for me to share with you your bank does not nor has it ever originated "sub-prime" loans for its loan portfolio. This would be a drastic departure from our business plan and we do not feel it fits our way of doing business. Following our model of expansion I am pleased to announce our newest branch in Greenville has opened for business. With this latest full service office your institution is well established as a state wide commercial bank.

     Your continued support has been critical to the success of your bank and we thank you. Please do not hesitate to share the success opportunities of your bank with others you feel would benefit from our unique banking model.

Sincerely,



Barry L. Slider
President & CEO